Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pennsylvania Real Estate Investment Trust:

We consent to the use of our reports dated March 13, 2020 with respect to the consolidated balance sheets of Pennsylvania Real Estate Investment Trust as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

Our report dated March 13, 2020, on the consolidated financial statements, contains an explanatory paragraph that states that in the event the Company does not meet certain covenants applicable under its credit agreements during 2020 the Company’s liquidity would not be sufficient to meet its obligations within one year of the date of issuance of the financial statements, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 28, 2020